Shiloh Industries Reports 2007 Earnings of $0.58 per Diluted Share

VALLEY CITY, OH -- 12/20/2007 -- Shiloh Industries, Inc. (NASDAQ: SHLO) reported earnings for the year ended October 31, 2007 of $9.5 million, or $0.58 per diluted share compared to fiscal 2006 earnings of $7.1 million, or $0.43 per diluted share. In the fourth quarter of 2007 earnings were $4.3 million, or $0.26 per diluted share compared to a net loss of $(6.0) million, or $(0.38) per diluted share in the year ago fourth quarter.

Fourth Quarter Results

Sales for the fourth quarter ended October 31, 2007 decreased 2.5% to $153.9 million from $157.9 million in the fourth quarter of fiscal 2006. Sales, which are primarily to the automotive and heavy-duty truck industries decreased with the conclusion of two automotive programs during fiscal 2007. The overall decreases, however, are consistent with those of our major customers. The two discontinued programs were produced at the Company's Cleveland Stamping facility that is now closed.

For the fourth quarter of fiscal 2007, the Company reported improved operating income of $9.4 million, compared to an operating loss in the fourth quarter of fiscal 2006 of $(7.2) million including special items recorded in the fourth quarter of fiscal 2006. Operating income in the fourth quarter of fiscal 2006 was $4.4 million excluding special items, for an improvement of $5.0 million, or 114% in the fourth quarter of fiscal 2007. The improvement resulted from reduced manufacturing expenses related to the Company's cost control activities, productivity improvements and the closure of the Cleveland Stamping facility.

Interest expense increased slightly over the prior year due to increases in the interest rates as compared to the prior year; however, average borrowed funds in the fourth quarter declined.

Year to Date Results

Sales for the fiscal year ended October 31, 2007 were $590.4 million, a decrease of $30.0 million, or 4.8% from sales of $620.4 million for fiscal 2006. The sales decrease in fiscal 2007 compared to the prior year was less than but consistent with the reduced automotive production volumes of our major customers. For fiscal 2007, North American car and light truck production declined by 5.9% for the traditional domestic manufacturers. Sales also declined as a result of the conclusion of the two automotive programs at the Company's Cleveland Stamping facility and reduced volumes for heavy truck and lawn and garden markets.

For fiscal 2007, operating income improved to $24.1 million compared to $15.9 million in fiscal 2006, which included the special items, and $27.4 million excluding the special items. Operating income for fiscal 2007 increased as a result of reduced manufacturing expenses, the absence of the special items, offset by the decreased sales volume, increased material content and lower recovery of engineered scrap material due to market conditions.

Interest expense increased due to higher interest rates and a higher level of average borrowed funds in fiscal 2007.

The fourth quarter and annual results for 2006 included the recording of special items of $7.1 million, net of tax, or $0.43 per diluted share. Excluding the special items, the earnings for the fourth quarter of 2006 were $1.1 million, or $0.06 per diluted share. In addition to the special items, a tax benefit of $1.5 million, or $0.09 per diluted share was recorded during fiscal 2006. Excluding both the special items and the tax benefit, fiscal 2006 net income would have been $12.7 million, or $0.77 per diluted share.

In commenting on the fourth quarter and fiscal 2007 results, Theodore K. Zampetis, President and CEO, said, "Our fiscal year 2007 has been challenging with automotive industry related decreases in production in response to general uneasiness of consumer spending patterns. The implementation of our capacity rationalization program along with our alignment of costs to anticipated customer requirements has helped us to minimize the effect of reduced production volumes and improve profitability during the fourth quarter. We also launched several new programs during 2007 for Nissan, Chrysler and General Motors and these programs are on models that are gaining acceptance in the market place."

"We continue to evaluate our capacity rationalization program to improve our capital and operational efficiencies. Combined with our continuous analysis of the markets we serve and seek to expand, we continue to explore new opportunities."

"During the fiscal year," Mr. Zampetis continued, "Shiloh reinvested approximately $9.3 million in capital to support existing and new customer programs and improve operational efficiency. At the same time, we were able to repay funds borrowed for the special dividend of $40.9 million in January 2007 and to further reduce total debt by $8.9 million during the year, giving us an ending debt balance of $76 million."

"Our focus into 2008 remains on product quality, cost and delivery. We are continuing to monitor our customers' production schedules closely so that we can contain expenses. We are also maintaining our focus on working capital management in order to generate positive cash flow for future investments and continued debt reduction."

Special items recorded in the fourth quarter of fiscal 2006 included restructuring and asset impairment expenses related to a plan to improve capital asset utilization and operational efficiency, pension curtailment expenses related to the freezing of benefits of the Company's cash balance pension plan, which was replaced with enhanced benefits associated with a defined contribution plan, and the accruals and/or settlements of several contingencies. The Company also established a valuation allowance of $0.2 million, or $0.01 per share, diluted, for deferred tax assets at its Mexican subsidiary because of that subsidiary's operating loss. The provision for income tax for fiscal 2006 included a beneficial tax adjustment of $1.5 million, or $0.09 per share, diluted, related to tax credits in the State of Ohio. (See the Appendix at the end of this press release for a detailed explanation of the special items for the fourth quarter of fiscal 2006, a reconciliation of net income, excluding special items, to net income, and a reconciliation of operating income, excluding special items, to operating income.)

Net income, excluding special items, and operating income, excluding special items, discussed in this release are each non-GAAP measures. The Company believes that they are a useful measure to provide investors because they exclude those items that the Company does not consider to be indicative of earnings from ongoing operating activities.

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,780.

A conference call to discuss fourth quarter and year-end 2007 results will be held on December 20, 2007, at 11:00 a.m. (ET). To listen to the conference call, dial 866-862-3934 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
                 (Amounts in thousands, except per share)

                              Three months ended          Year ended
                                  October 31,             October 31,
                               2007        2006        2007        2006
                            ----------- ----------  ----------- -----------
Revenues                    $   153,885 $  157,892  $   590,414 $   620,375
Cost of sales(1)                136,407    147,704      533,247     562,118
                            ----------- ----------  ----------- -----------
  Gross profit                   17,478     10,188       57,167      58,257
Selling, general and
 administrative expenses(2)       7,993     12,658       32,801      37,669
Asset impairment charges             78      3,072          137       3,072
Restructuring charges                 -      1,625          100       1,625
                            ----------- ----------  ----------- -----------
  Operating income (loss)         9,407     (7,167)      24,129      15,891
Interest expense                  1,700      1,549        7,486       6,083
Interest income                      17          7           68          45
Other income (expense), net          53         10          374         389
                            ----------- ----------  ----------- -----------

  Income (loss) before income
   taxes                          7,777     (8,699)      17,085      10,242
Provision (benefit) for
 income taxes                     3,437     (2,680)       7,535       3,124
                            ----------- ----------  ----------- -----------
  Net income (loss)         $     4,340 $   (6,019) $     9,550 $     7,118
                            =========== ==========  =========== ===========

Earnings per share:

 Basic earnings per share
  available to common
  stockholders              $      0.27 $    (0.38) $      0.58 $      0.44
 Basic weighted average
  number of common shares        16,355     16,269       16,348      16,078
                            =========== ==========  =========== ===========

 Diluted earnings per share
  available to common
  stockholders              $      0.26 $    (0.38) $      0.58 $      0.43
 Diluted weighted average
  number of common shares        16,481     16,269       16,481      16,429
                            =========== ==========  =========== ===========

(1) Included in cost of sales are special items of $3,067.   See Appendix
    attached for an explanation of Fourth Quarter and Fiscal 2006 Special
    Items.

(2) Included in selling, general and administrative expenses are special items of $3,777.  See Appendix attached for an explanation of Fourth
    Quarter and Fiscal 2006 Special Items.

Appendix
--------

                      Fourth Quarter and Fiscal 2006
  Reconciliation of Operating Income (Loss) to Operating Income Excluding
                              Special Items
              (Amounts in thousands, except per share data)

                      Fourth Quarter 2006            Fiscal Year 2006
                  ----------------------------- ---------------------------

Operating Income
 (Loss)                   $  (7,167)                    $  15,891

Special Items
  Restructuring
   and Asset
   Impairment                 4,697                         4,697
  Pension Plan
   Curtailment                  552                           552
  Accruals and/or
   Settlement of
   Contingencies              6,292                         6,292

                          ---------                     ---------
    Total Special
     Items                   11,541                        11,541
                          ---------                     ---------

Operating Income
 Excluding
 Special Items            $   4,374                     $  27,432
                          =========                     =========

                      Fourth Quarter and Fiscal 2006
 Reconciliation of Net Income (Loss) to Net Income Excluding Special Items
                (Amounts in thousands, except per share data)

                        Fourth Quarter 2006           Fiscal Year 2006
                  ----------------------------- ---------------------------

                  Pre-Tax After-Tax  Per Share  Pre-Tax After-Tax Per Share
                  ------- ---------  ---------  ------- --------- ---------
Net Income (Loss)         $  (6,019) $   (0.38)         $   7,118 $    0.43

Special Items
  Restructuring
   and Asset
   Impairment     $ 4,697     2,889       0.18  $ 4,697     2,889      0.18
  Pension Plan
   Curtailment        552       339       0.02      552       339      0.02
  Accruals and/or
   Settlement of
   Contingencies    6,292     3,870       0.24    6,292     3,870      0.23
                  ------- ---------  ---------  ------- --------- ---------
    Total Special
     Items        $11,541     7,098       0.44  $11,541     7,098      0.43
                  ======= ---------  ---------  ======= --------- ---------

Net Income Excluding
 Special Items            $   1,079  $    0.06          $  14,216 $    0.86
                          =========  =========          ========= =========

Detailed Explanation of Fourth Quarter and Fiscal 2006 Special Items

(Amounts in thousands, except per share data)

Restructuring and asset impairment expenses

These expenses related to the impairment and write-down of the Company's Cleveland Stamping facility. Major programs of two customers concluded in fiscal 2007 with no follow-on work pending. Asset impairment and estimated restructuring costs were $4,697 pre-tax, $2,889 after-tax.

Pension curtailment expense related to freezing of the benefits of the Company's cash balance pension plan

This plan covers all non-bargaining employees of the Company. The Board of Directors approved this action upon management's recommendation. The curtailment expense was $552 pre-tax, $339 after-tax. Of this amount, $408 was included in cost of sales and $144 was included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Accruals and/or settlements of several contingencies

A lawsuit alleging damages for unfulfilled equipment purchase commitments entered in 2001 was decided against the Company in September 2006. The Company has appealed this decision but accrued $2,726 pre-tax, $1,676 after-tax. The provision for this accrual was included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

A dispute between the Company and the Ohio Tax Commissioner concerning the valuation of assets that the Company acquired in 1999 was appealed to the Ohio Board of Tax Appeals. In July 2006, the Board ruled in favor of the Ohio Tax Commissioner. While the Company has appealed this decision to the Ohio Supreme Court, the Company carefully considered the probable outcome and accrued $2,324 pre-tax, $1,429 after-tax. The provision for this accrual was included in cost of sales in the accompanying condensed consolidated statements of operations.

The Company's assertion of an offset agreement with a bankrupt steel supplier was not sustained and the issue was settled in September 2006 for $907 pre-tax, $558 after-tax. The provision for this accrual was included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Demurrage claims that were asserted by rail service carriers were challenged by the Company and eventually settled for $335 pre-tax, $207 after-tax, in October 2006. The provision for this accrual was included in cost of sales in the accompanying condensed consolidated statements of operations.

The Company also recorded a valuation allowance of $243 against deferred tax assets of the Company's Mexican subsidiary. The valuation allowance was established because of losses incurred by this subsidiary in fiscal 2006. The provision for this accrual was included in the provision for income taxes in the accompanying condensed consolidated statements of operations. The provision for income taxes for fiscal 2006 included a beneficial tax adjustment of $1,488 related to tax credits in the State of Ohio.

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2642